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                             AGREEMENT AND PLAN OF MERGER



                                        Among



                                 MYCOGEN CORPORATION,



                                 DOW AGROSCIENCES LLC


                                         and


                            AGROSCIENCES ACQUISITION INC.



                             dated as of August 31, 1998



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

                                  TABLE OF CONTENTS

                                                                                      PAGE
                                                                                      ----
ARTICLE I      THE OFFER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
     Section 1.1    The Offer. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
     Section 1.2    Company Action . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
     Section 1.3    Options. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
     Section 1.4    Employee Stock Purchase Plan . . . . . . . . . . . . . . . . . . . . 6
     Section 1.5    Restricted Stock . . . . . . . . . . . . . . . . . . . . . . . . . . 7

ARTICLE II     THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
     Section 2.1    The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
     Section 2.2    Effective Time; Closing. . . . . . . . . . . . . . . . . . . . . . . 8
     Section 2.3    Effects of the Merger; Subsequent Actions. . . . . . . . . . . . . . 9
     Section 2.4    Articles of Incorporation; Bylaws. . . . . . . . . . . . . . . . . . 9
     Section 2.5    Directors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
     Section 2.6    Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
     Section 2.7    Conversion of Securities . . . . . . . . . . . . . . . . . . . . . . 9

ARTICLE III    DISSENTING SHARES; EXCHANGE OF CERTIFICATES . . . . . . . . . . . . . . .10
     Section 3.1    Dissenting Shares. . . . . . . . . . . . . . . . . . . . . . . . . .10
     Section 3.2    Exchange of Certificates . . . . . . . . . . . . . . . . . . . . . .11

ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . . . . . . . . . . . . .12
     Section 4.1    Organization and Qualification; Subsidiaries . . . . . . . . . . . .12
     Section 4.2    Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . .13
     Section 4.3    Authority Relative to This Agreement . . . . . . . . . . . . . . . .13
     Section 4.4    No Conflict; Required Filings and Consents . . . . . . . . . . . . .14
     Section 4.5    SEC Reports. . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
     Section 4.6    Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . .15
     Section 4.7    Schedule 14D9; Offer Documents; Proxy Statement. . . . . . . . . . .15
     Section 4.8    Finder's Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
     Section 4.9    Stockholder Action . . . . . . . . . . . . . . . . . . . . . . . . .16
     Section 4.10   Fairness Opinion.. . . . . . . . . . . . . . . . . . . . . . . . . .16
     Section 4.11   Inapplicability of Rights Agreement. . . . . . . . . . . . . . . . .16
     Section 4.12   Information Known by Parent. . . . . . . . . . . . . . . . . . . . .17

ARTICLE V      REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION. . . . . . . . .17
     Section 5.1    Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . .17
     Section 5.2    Authority Relative to this Agreement . . . . . . . . . . . . . . . .17
     Section 5.3    No-Conflict; Required Filings and Consents . . . . . . . . . . . . .18


                                       -i-


     Section 5.4    Offer Documents; Schedule 14D9; Proxy Statement. . . . . . . . . . .18
     Section 5.5    Acquisition. . . . . . . . . . . . . . . . . . . . . . . . . . . . .19
     Section 5.6    Financing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .19
     Section 5.7    Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .19
     Section 5.8    Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .19

ARTICLE VI     COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .19
     Section 6.1    Conduct of Business of the Company . . . . . . . . . . . . . . . . .19
     Section 6.2    Reasonable Best Efforts. . . . . . . . . . . . . . . . . . . . . . .20
     Section 6.3    Public Announcements . . . . . . . . . . . . . . . . . . . . . . . .21
     Section 6.4    Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . .21
     Section 6.5    Notification of Certain Matters. . . . . . . . . . . . . . . . . . .23
     Section 6.6    Exchange and Purchase Agreement; No Restrictions on Purchase . . . .23
     Section 6.7    Compliance by Acquisition. . . . . . . . . . . . . . . . . . . . . .24
     Section 6.8    Financing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .24
     Section 6.9    Access to and Retention of Information . . . . . . . . . . . . . . .24

ARTICLE VII    CONDITIONS TO CONSUMMATION OF THE MERGER. . . . . . . . . . . . . . . . .24
     Section 7.1    Conditions to Each Party's Obligations to Effect the Merger. . . . .24

ARTICLE VIII   TERMINATION; EXPENSES; AMENDMENT; WAIVER. . . . . . . . . . . . . . . . .25
     Section 8.1    Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
     Section 8.2    Effect of Termination. . . . . . . . . . . . . . . . . . . . . . . .26
     Section 8.3    Fees and Expenses. . . . . . . . . . . . . . . . . . . . . . . . . .26
     Section 8.4    Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .26
     Section 8.5    Extension; Waiver. . . . . . . . . . . . . . . . . . . . . . . . . .26

ARTICLE IX     MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .27
     Section 9.1    Nonsurvival of Representations and Warranties. . . . . . . . . . . .27
     Section 9.2    Entire Agreement; Assignment . . . . . . . . . . . . . . . . . . . .27
     Section 9.3    Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .27
     Section 9.4    Governing Law; Jurisdiction and Venue; Waiver of Jury Trial. . . . .28
     Section 9.5    Parties in Interest. . . . . . . . . . . . . . . . . . . . . . . . .29
     Section 9.6    Specific Performance . . . . . . . . . . . . . . . . . . . . . . . .29
     Section 9.7    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . .29
     Section 9.8    Descriptive Headings . . . . . . . . . . . . . . . . . . . . . . . .29
     Section 9.9    Certain Definitions. . . . . . . . . . . . . . . . . . . . . . . . .30
     Section 9.10   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . .31


                                       ANNEXES

Annex A - Offer Conditions
Annex B - Press Release
Annex C - Option Election
Annex D - Stock Purchase Election
Annex E - Restricted Stock Election

                             AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of
August 31, 1998, is among Mycogen Corporation, a California corporation (the "Company"), Dow AgroSciences LLC, a Delaware limited liability company ("Parent"), AgroSciences Acquisition Inc., a Delaware corporation
("Acquisition"), and, solely for the limited purpose set forth in Section 6.8 below, The Dow Chemical Company, a Delaware corporation ("TDCC").

     WHEREAS, Parent is the holder of 24,766,157 shares of the Company's common stock, $.001 par value per share (including, unless the context otherwise requires, the associated preferred stock purchase rights under the Rights Agreement (as defined below)) ("Common Stock"), representing approximately 68.3% of the shares of Common Stock ("Shares") outstanding; and

     WHEREAS, Acquisition is a majority-owned subsidiary of Parent and an indirect wholly owned subsidiary of TDCC; and

     WHEREAS, Parent has proposed that Parent acquire all of the remaining issued and outstanding Shares; and

     WHEREAS, it is proposed that Acquisition shall make a tender offer to acquire all outstanding Shares for a cash amount of $28 per Share (such amount, or any greater amount per Share paid pursuant to the tender offer, is referred to as the "Per Share Amount") net to the seller in cash in accordance with the terms and subject to the conditions provided for in this Agreement (the "Offer"); and

     WHEREAS, the Special Committee of independent directors (the "Special Committee") of the Board of Directors of the Company (the "Board"), at a meeting duly called and held on August 31, 1998, has unanimously recommended that the Board approve and authorize the Offer, the Merger (as defined below) and this Agreement; and

     WHEREAS, the Board, at a meeting duly called and held on August 31, 1998, has (A) determined that this Agreement and the transactions contemplated by this Agreement (the "Transactions") are fair to and in the best interests of the stockholders of the Company (other than TDCC or its affiliates), (B) approved and adopted this Agreement and the Transactions, including the Offer and the merger between Acquisition and the Company contemplated by Section 2.1 hereof (the "Merger") in accordance with the California General Corporation Law ("California Law") and the Delaware General Corporation Law ("Delaware Law") and upon the terms and subject to the conditions set forth in this Agreement, and
(C) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares thereunder to Acquisition and, if required by applicable law, approve and adopt this Agreement and the Merger; and

     WHEREAS, Wasserstein Perella & Co., Inc. ("Wasserstein Perella") has delivered to the Special Committee, for its consideration, and for delivery to the stockholders of the Company pursuant to Section 1203 of California Law, its written opinion that, subject to the various assumptions and limitations set forth thereon as of the date of such opinion, the cash consideration to be received in the Offer and the Merger by the stockholders of the Company other than TDCC or its affiliates is fair to such stockholders from a financial point of view; and

     WHEREAS, the members committee of Parent and the board of directors of Acquisition have each (A) determined that this Agreement and the Transactions are fair to and in the best interests of the stockholders of the Company, and
(B) approved and adopted this Agreement and approved the Transactions, including the Merger, in accordance with Delaware Law and California Law and upon the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and intending to be legally bound, the Company, Parent and Acquisition agree as follows;


                                      ARTICLE I

                                      THE OFFER

     Section 1.1 THE OFFER. (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1, as promptly as practicable, but in no event later than the fifth business day following the public announcement of the terms of this Agreement, Acquisition shall commence the Offer. Acquisition shall, and Parent shall cause Acquisition to, subject only to the prior satisfaction or waiver of the conditions of the Offer, accept for payment Shares validly tendered as soon as it is legally permitted to do so under applicable law. As promptly as practicable after such acceptance, Acquisition shall, subject to applicable law, pay for such Shares. The Per Share Amount payable in the Offer shall be paid net to the seller in cash, upon the terms and subject to the conditions of the Offer. Acquisition shall not, without the consent of the Special Committee, accept for payment any Shares tendered pursuant to the Offer unless a number of Shares shall have been validly tendered and not withdrawn prior to the expiration of the Offer such that, upon purchase of such Shares by Acquisition, Acquisition and Parent, collectively, would be the owners of Shares representing at least 81.07% of the Fully Diluted Shares (as defined on Section 9.9) (the "First Minimum Condition"). In addition to the First Minimum Condition, the obligation of Acquisition to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject only to the satisfaction or waiver of the conditions (i) that a number of Shares shall have been validly tendered and not withdrawn prior to the expiration date of the Offer such that, upon purchase of such Shares by Acquisition, Acquisition and Parent, collectively, would be the owners of Shares representing at least 90% of the Fully Diluted

Shares as of the expiration date of the Offer (the "Second Minimum Condition") and (ii) that are set forth in Annex A to this Agreement. It is agreed that the Second Minimum Condition and the other conditions set forth in Annex A are for the sole benefit of Acquisition and may be asserted by Acquisition regardless of the circumstances unless the failure of any such condition was caused by any breach by Parent or Acquisition of this Agreement. Acquisition expressly reserves the right in its sole discretion to waive, in whole or in part, at any time or from time to time, any such condition (including, without limitation, the Second Minimum Condition, but not including the First Minimum Condition) or to increase the cash price per Share payable in the Offer; PROVIDED that no change may be made that decreases the Per Share Amount payable in the Offer, changes the form of consideration payable in the Offer, reduces the maximum number of Shares to be purchased in the Offer or imposes conditions to the Offer in addition to those set forth in Annex A. If requested to do so by Parent or Acquisition, the Company (acting at the direction of the Special Committee) may, in the sole discretion of the Special Committee, waive the First Minimum Condition and Acquisition may thereafter accept for payment any and all Shares validly tendered and not withdrawn prior to the expiration of the Offer whether or not the First Minimum Condition is satisfied.

          (b) The initial expiration date of the Offer shall be midnight on the 20th business day following commencement of the Offer. The foregoing notwithstanding, Acquisition may, without the consent of the Company, extend the Offer (i) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer, (ii) if at any scheduled expiration date any of the conditions to the Offer set forth in paragraphs (a) - (e) of Annex A have not been satisfied or waived, until such time as all of such conditions shall have been satisfied or waived, or (iii) in the event all of the conditions to the Offer shall have been satisfied or waived, other than the Second Minimum Condition, for a period or periods aggregating not more than 40 business days after the later of (A) the initial expiration date of the Offer and (B) the date on which all of the conditions set forth in paragraphs (a) - (e) of Annex A shall have been satisfied or waived. If at any scheduled expiration date of the Offer the Second Minimum Condition shall not have been satisfied, then, at the request of the Company (acting at the direction of the Special Committee, which request shall subsequently be confirmed in writing), Acquisition shall, and Parent shall cause Acquisition to, extend the Offer for a period or periods aggregating not more than 40 business days, subject to the right of Acquisition and Parent to terminate this Agreement pursuant to Section 8.1. In addition, if at any scheduled expiration date of the Offer, a condition set forth in paragraph (c) or (d) of Annex A hereto shall not have been satisfied but all of the other conditions set forth in paragraphs (a) - (e) of Annex A shall then have been satisfied, then, at the request of the Company (acting at the direction of the Special Committee, which request shall subsequently be confirmed in writing) and so long as the Company is using its reasonable best efforts to cause such conditions to become satisfied, Acquisition shall, and Parent shall cause Acquisition to, extend the Offer for up to an additional 20 business days, subject to the right of Acquisition and Parent to terminate this Agreement pursuant to Section 8.1. Subject to the right of Acquisition and Parent to terminate this Agreement pursuant to Section 8.1, Acquisition shall not terminate or withdraw the Offer prior to any scheduled expiration date of the Offer, including as extended pursuant to this
Section 1.1; PROVIDED, HOWEVER, that Acquisition may, at its option, terminate and withdraw the Offer if, after such extensions required to be made under this
Section 1.1(b), the Offer has expired in accordance with its terms.

          (c) As soon as practicable on the date of commencement of the Offer, Parent and Acquisition shall file with the Securities and Exchange Commission (the "Commission") (i) a Tender Offer Statement on Schedule 14D-1 with respect to the Offer which will contain the offer to purchase, the form of the related letter of transmittal and related summary advertisement and (ii) a Rule 13E-3 Transaction Statement with respect to the Offer and the other transactions contemplated hereby (the Schedule 14D-1, the Schedule 13E-3, the offer to purchase and such other documents, together with any supplements or amendments thereto, the "Offer Documents"). Parent, Acquisition and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that any such information shall have become false or misleading in any material respect and Parent and Acquisition each further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the Commission and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Special Committee and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their filing with the Commission and shall be provided with any written or verbal comments Parent, Acquisition and their counsel may receive from the Commission or its staff with respect to the Offer Documents promptly after receipt of such comments.

     Section 1.2 COMPANY ACTION. (a) The Company hereby approves of and consents to the Offer and represents that the Board, acting upon the unanimous recommendation of the Special Committee, at a meeting duly called and held on August 31, 1998, has unanimously (i) determined that this Agreement and the Transactions are fair to and in the best interests of the stockholders of the Company (other than TDCC or its affiliates), (ii) approved and adopted this Agreement and approved the Transactions, including the Merger and the Offer, and
(iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares thereunder to Acquisition and, if required by applicable law, approve and adopt this Agreement and the Merger; provided that such recommendation may be withdrawn, modified or amended to the extent the Special Committee determines that the failure to do so would be inconsistent with the fiduciary duties of the Special Committee to the Company's stockholders under applicable law (as determined by the Special Committee in good faith after consultation with independent counsel). Except as may be inconsistent with the fiduciary duties of the Special Committee under applicable law (as determined by the Special Committee in good faith after consultation with independent counsel), the Company hereby consents to the inclusion in the Offer Documents and the Proxy Statement (as defined in Section 4.7 below) of the recommendations of the Board described in this Section 1.2(a).

          (b) As soon as practicable on the date of commencement of the Offer, the Company shall file with the Commission a Solicitation/Recommendation Statement on

Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") and shall mail the Schedule 14D-9 to the stockholders of the Company promptly after the commencement of the Offer. The Schedule 14D-9 shall, except to the extent inconsistent with the fiduciary duties of the Board under applicable law (as determined in good faith after consultation with independent counsel), at all times contain the determinations, approvals and recommendations described in Section 1.2(a). Parent, Acquisition and the Company each agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that any such information shall have become false or misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the Commission and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent, Acquisition and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its filing with the Commission and shall be provided with any written or verbal comments the Company and its counsel may receive from the Commission or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments.

          (c) In connection with the Offer, the Company will, or will cause its transfer agent to, promptly furnish Acquisition with mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders and non-objecting beneficial owners of the Shares and of Options (as defined in Section 9.9) as of a recent date and shall furnish Acquisition with such additional information and assistance (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) as Acquisition or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Acquisition and its affiliates and associates shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger, and, if this Agreement shall be terminated, will deliver to the Company all copies of such information received from the Company pursuant to this Agreement.

     Section 1.3 OPTIONS. (a) If the conditions in Article VII are satisfied, the Company shall use its best efforts to cause all Options (as defined in Section 9.9) still outstanding immediately prior to the Effective Time (as defined below) to become exercisable immediately prior to the Effective Time and to terminate and cease to be outstanding as of the Effective Time; PROVIDED, HOWEVER, that arrangements shall be made so that each holder of such an Option who consents to the termination of Options (either before the Effective Time or within a reasonable time thereafter) shall be entitled to receive in respect of such Option an amount in cash equal to (x) the Merger Consideration (as defined below) less the exercise price per Share under such Option multiplied by (y) the number of Shares covered by such Option. Without limiting the generality of the foregoing, the Company's best efforts shall, if necessary, be deemed to include the Board amending the Mycogen Corporation 1992 Stock Option Plan (which incorporates outstanding options granted under the Mycogen

Corporation 1983 Stock Option Plan) (the "1992 Plan") to provide that the term "Corporate Transaction" shall be deemed to include the Merger.

          (b) As soon as practicable after the commencement of the Offer, the Company shall use its reasonable best efforts to cause each holder of Options (whether or not such Options are vested as of the date of this Agreement) to execute and deliver to the Company, prior to the expiration of the Offer, an agreement substantially in the form of Annex C (an "Option Election") under which such holder would agree, contingent upon the purchase of Shares by Acquisition pursuant to the Offer, to cause, immediately prior to the expiration of the Offer, such Option to be exercised and the Shares issued as a result of that exercise to be tendered in the Offer. The Company and Acquisition shall reflect on their books and records the transactions effected pursuant to the Option Elections. Subject to the terms of the Option Elections and contingent upon the purchase of Shares by Acquisition pursuant to the Offer, the Company shall make available to each holder of Options the funds necessary to exercise such Options, and Parent shall advance such funds to the Company. The funds advanced to any Option holders in accordance with the preceding sentence shall be deducted from the amount payable to such Option holder pursuant to the Offer, and the Option Election and the Offer shall so provide. The funds so deducted shall be retained by Acquisition as repayment of the amount advanced to the Company by Parent. The Company represents that the Plan Administrator of the 1992 Plan has taken action to provide that each outstanding Option as to which a valid Option Election with respect to such Option is executed (and not revoked) and delivered to the Company will become exercisable immediately prior to the purchase of Shares (and contingent upon such purchase) by Acquisition pursuant to the Offer. The parties to this Agreement consent to the action of the Plan Administrator of the 1992 Plan referenced in the immediately preceding sentence, agree that they will not cause the revocation of such action and will use their best efforts to take whatever steps are necessary to make it possible for Shares issuable upon the exercise of Options resulting from the execution and delivery of valid Option Elections to be tendered in the Offer.

          (c) Notwithstanding the foregoing, if Acquisition purchases Shares pursuant to the Offer, the Company immediately shall purchase Options granted to Clayton Yeutter for an amount equal to the product of (i) 7500 and (ii) the difference between the Per Share Amount and $23.9380. The Company shall take all action required to make such purchase comply with Rule 16b-3(e) under the Securities Exchange Act of 1934, as amended.

     Section 1.4 EMPLOYEE STOCK PURCHASE PLAN. (a) The Company shall use its best efforts to effectuate the provisions of Section 1.4(b) below, to provide for termination of the Mycogen Corporation 1995 Employee Stock Purchase Plan (the "Stock Purchase Plan") effective no later than the Effective Time and to provide that, upon termination of the Stock Purchase Plan and contingent upon the purchase by Acquisition of Shares pursuant to the Offer, any payroll deductions accumulated under the Stock Purchase Plan and not used to purchase Shares under the Stock Purchase Plan for tender in the Offer pursuant to Section 1.4(b) shall be returned to the applicable participants; PROVIDED, HOWEVER, that arrangements shall be made so that each holder of Purchase Rights as described in Section 1.4(b) who consents to the termination of all of such holder's Purchase Rights (either before the Effective Time or within a reasonable time thereafter) shall be entitled to receive an amount in cash equal to the net amount such holder of Purchase Rights would have received pursuant to Section 1.4(b) if such holder had made a Stock Purchase Election.

          (b) As soon as practicable after the commencement of the Offer, the Company shall use its reasonable best efforts to cause each individual who has purchase rights outstanding under the Stock Purchase Plan ("Purchase Rights") to execute and deliver to the Company, prior to the expiration of the Offer, an agreement substantially in the form of Annex D (a "Stock Purchase Election") under which such holder would agree, contingent upon the purchase of Shares by Acquisition pursuant to the Offer, to cause, immediately prior to the expiration of the Offer, such Purchase Rights to be exercised (the date on which the Shares are purchased by a holder of Purchase Rights being a "Purchase Date" for purposes of the Stock Purchase Plan) and the Shares issued as a result of such exercise to be tendered in the Offer. The Company and Acquisition shall reflect on their books and records the transactions effected pursuant to the Stock Purchase Elections. Subject to the terms of the Stock Purchase Elections and contingent upon the purchase of Shares by Acquisition pursuant to the Offer, the Company shall make available to each holder of Purchase Rights who has delivered to the Company an executed Stock Purchase Election (and has not revoked such election) the funds necessary to exercise such Purchase Rights for the amount of Shares that would have been purchased upon such exercise if the purchase period under the Stock Purchase Plan had expired on November 30, 1998 (assuming that the Fair Market Value (as defined in the Stock Purchase Plan) for November 30, 1998 for purposes of calculating the purchase price (within the meaning of the Stock Purchase Plan) would be the Per Share Amount and that payroll deductions had continued at the same level through November 30, 1998), less any payroll deductions accumulated with respect to the holder pursuant to normal operation of the Stock Purchase Plan through the date on which the Offer terminates, and Parent shall advance such funds to the Company. The funds advanced to any holder of Purchase Rights in accordance with the preceding sentence shall be deducted from the amount payable to such holder of Purchase Rights pursuant to the Offer, and the Stock Purchase Election and the Offer shall so provide. The funds so deducted shall be retained by Acquisition as repayment of the amount advanced to the Company by Parent. The parties to this Agreement will use their best efforts to take whatever steps are necessary to make it possible for Shares issuable upon the exercise of Purchase Rights resulting from the execution and delivery of valid Stock Purchase Elections to be tendered in the Offer.

     Section 1.5 RESTRICTED STOCK. The Company represents that the Plan Administrator of the Mycogen Corporation Restricted Stock Issuance Plan (the "Restricted Stock Plan") has taken action to provide that each unvested Share ("Restricted Stock") outstanding under the Restricted Stock Plan as to which a valid Restricted Stock Election (as defined below) with respect to such Restricted Stock is executed (and not revoked) and delivered to the Company will become fully vested and nonforfeitable immediately prior to the purchase of Shares (and contingent upon such purchase) by Acquisition pursuant to the Offer. The parties to this

Agreement consent to the action of the Plan Administrator of the Restricted Stock Plan referenced in the immediately preceding sentence, agree that they will not cause the revocation of such action and will use their best efforts to take whatever steps are necessary to make it possible for the Restricted Stock as to which a valid Restricted Stock Election has been made to be tendered in the Offer. As soon as practicable after the commencement of the Offer, the Company shall use its reasonable best efforts to cause each holder of shares of Restricted Stock to execute and deliver to the Company, prior to the expiration of the Offer, an agreement substantially in the form of Annex E (a "Restricted Stock Election") under which such holder would agree, contingent upon the purchase of Shares by Acquisition pursuant to the Offer, to cause, immediately prior to the expiration of the Offer, the shares of Restricted Stock (which would be vested in accordance with the foregoing provisions of this Section 1.5) to be tendered in the Offer. Immediately prior to the Effective Time, if the conditions to Article VII are satisfied, the Company shall cause the Plan Administrator of the Restricted Stock Plan to cause all shares of Restricted Stock outstanding as of the Effective Time to be fully vested and nonforfeitable.


                                      ARTICLE II

                                      THE MERGER

     Section 2.1 THE MERGER. At the Effective Time (as defined below) upon the terms and subject to the conditions of this Agreement and in accordance with California Law and Delaware Law, Acquisition shall be merged with and into the Company, whereupon the separate corporate existence of Acquisition shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation").

     Section 2.2 EFFECTIVE TIME; CLOSING. (a) At the Designated Time (as defined below) the parties will (i) file a certificate of ownership pursuant to
Section 1110 of California Law with the Secretary of State of the State of California in accordance with California Law (the "California Filing") and (ii) file a certificate of ownership and merger with the Secretary of State of the State of Delaware in accordance with Delaware Law (the "Delaware Filing"). The Merger shall become effective at such time as the California Filing and the Delaware Filing are duly filed in accordance with California Law and Delaware Law, respectively, or at such later time as is agreed upon by the parties and specified in the California Filing and the Delaware Filing (the "Effective Time"). Prior to such filings, a closing shall be held at the offices of Mayer, Brown & Platt, 190 South LaSalle Street, Chicago, Illinois 60603, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver of the conditions set forth in Article VII.

          (b) Immediately following the satisfaction or waiver of all conditions set forth in Article VII below (assuming the transfer of all of Parent's Shares to Acquisition), Parent shall cause Acquisition to become the beneficial and record owner of all Shares then owned of record by Parent (the time immediately following such action is referred to herein as the "Designated Time").

     Section 2.3 EFFECTS OF THE MERGER; SUBSEQUENT ACTIONS. (a) At the Effective Time, the Merger shall have the effects set forth in California Law and Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Acquisition shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition shall become the debts, liabilities and duties of the Surviving Corporation.

          (b) If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Acquisition acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either of the Company or Acquisition, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm of record or otherwise any and all right, title and interest in, to and under such rights, properties or assets of the Surviving Corporation or otherwise to carry out this Agreement.

     Section 2.4 ARTICLES OF INCORPORATION; BYLAWS. (a) The Articles of Incorporation of the Company in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until amended in accordance with applicable law.

          (b) The First Amended and Restated Bylaws of the Company in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with applicable law.

     Section 2.5 DIRECTORS. The directors of Acquisition at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation and until his or her successor is duly elected and qualified.

     Section 2.6 OFFICERS. The officers of the Company at the Effective Time, and any additional individuals designated by Parent, shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation and until his or her successor is duly appointed and qualified.

     Section 2.7 CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Acquisition (except as required by

Section 1110 of California Law), the Company or the holder of any of the following securities:

          (a) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled pursuant to Section 2.7(b) of this Agreement and Dissenting Shares (as defined in Section 3.1)), shall by virtue of the Merger and without any action on the part of the holder thereof be canceled and extinguished and be converted into the right to receive an amount in cash equal to the Per Share Amount (the "Merger Consideration").

          (b) Each Share issued and outstanding immediately prior to the Effective Time and owned by Parent or Acquisition or any direct or indirect wholly owned subsidiary of Parent or Acquisition, or which is held in the treasury of the Company or by any of the Company's subsidiaries, shall be canceled and retired and no payment of any consideration shall be made with respect thereto.

          (c) Each share of common stock, par value $0.01 per share, of Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.


                                     ARTICLE III

                     DISSENTING SHARES; EXCHANGE OF CERTIFICATES

     Section 3.1 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, if demands for payment are filed (within the meaning of Section 1300(b)(1) of California Law) with respect to five percent or more of the outstanding Shares, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted such Shares in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with California Law ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration unless such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal under California Law. If, after the Effective Time, such holder fails to perfect or withdraws (with the consent of the Company to the extent such consent is required by applicable law) or loses his, her or its right to appraisal under California Law, such holder's Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration without interest thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and, prior to the Effective Time, Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands.

     Section 3.2 EXCHANGE OF CERTIFICATES. (a) Prior to the Effective Time, a bank or trust company reasonably acceptable to the Company shall be designated by Parent (the "Paying Agent") to act as agent in connection with the Merger to receive and pay the Merger Consideration to which holders of Shares shall become entitled pursuant to Section 2.7(a). Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of a certificate or certificates (the "Certificates") that, prior to the Effective Time, represented Shares, a form of letter of transmittal and instructions for use in effecting the surrender of the Certificates in exchange for the appropriate Merger Consideration therefor. Subject to
Section 3.2(c), upon the surrender of each such Certificate formerly representing Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the Paying Agent shall deliver to the holder of such Certificate the Merger Consideration multiplied by the number of Shares formerly represented by such Certificate in exchange therefor, and such Certificate shall forthwith be canceled. Until so surrendered and exchanged, each such Certificate (other than Certificates representing Dissenting Shares or Shares held by Parent, Acquisition or the Company, or any direct or indirect subsidiary thereof) shall represent solely the right to receive the appropriate Merger Consideration. No interest shall be paid or accrue on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate formerly representing Shares surrendered in exchange therefor is registered, it shall be a condition to such exchange that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

          (b) When and as needed, Parent or Acquisition shall deposit, or cause to be deposited, in trust with the Paying Agent the appropriate Merger Consideration to which holders of Shares shall be entitled at the Effective Time pursuant to Section 2.7(a) of this Agreement. The funds held by the Paying Agent pursuant to this Section 3.2 shall not be used for any purpose other than the payment of the Merger Consideration pursuant to this Agreement.

          (c) Promptly following the date which is six months after the Effective Time, Parent will cause the Paying Agent to deliver to the Surviving Corporation all cash and documents in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing a Share may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the appropriate Merger Consideration, without any interest thereon.

          (d) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Shares. If, after the Effective Time,

Certificates formerly representing Shares are presented to the Surviving Corporation or the Paying Agent, such Certificates shall be canceled and exchanged for the Merger Consideration, as provided in this Article III, subject to applicable law in the case of Dissenting Shares.


                                      ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Acquisition as follows:

     Section 4.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. (a) Except as set forth in Section 4.1 of the Disclosure Letter delivered by the Company to Parent concurrently with the execution hereof (the "Disclosure Letter") each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 9.9).

          (b) Each of the Company and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction (including any foreign country) in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

          (c) The Company has heretofore made available to Parent complete and correct copies of the Company's Articles of Incorporation and First Amended and Restated Bylaws and the equivalent organizational documents of each of its subsidiaries, each as amended to the date of this Agreement. Such Articles of Incorporation, Bylaws and equivalent organizational documents are in full force and effect and no other organizational documents are applicable to or binding upon the Company or its subsidiaries. The Company is not in violation of any of the provisions of its Articles of Incorporation or First Amended and Restated Bylaws and no subsidiary of the Company is in violation of any of the provisions of such subsidiary's equivalent organizational documents except, in each case, for such violations that would not, individually or in the aggregate, have a Material Adverse Effect.

          (d) The Company has heretofore furnished to Parent a complete and correct list of all entities in which the Company owns, directly or indirectly, any equity or voting interest which is material to the Company, which list sets forth the amount of capital stock of or other equity interests in such entities, directly or indirectly.

     Section 4.2 CAPITALIZATION. The authorized capital stock of the Company consists of 45,000,000 shares as follows:(i) 40,000,000 Shares, of which, as of August 31, 1998, 36,275,538 Shares were issued and outstanding; (ii) 4,996,060 shares of undesignated preferred stock, par value $0.001 per share, of which, as of August 31, 1998 no shares were issued and outstanding; and (iii) 3,940 shares of Senior Redeemable Convertible Preferred Stock, Series A, par value $.001 per share, of which, as of August 31, 1998 no shares were issued and outstanding. All outstanding shares of capital stock of the Company have been validly issued, and are fully paid, nonassessable and except pursuant to the Exchange and Purchase Agreement (as defined below), free of preemptive rights. As of August 31, 1998, Options to purchase an aggregate of 3,568,635 Shares were outstanding and the weighted average exercise price of such Options was $13.6174 per Share. None of these Options are Incentive Stock Options under federal tax law. All Options were issued under the Company Option Plan or are deemed to be outstanding under the Company Option Plan pursuant to Article One, Section I.C. thereof. Except as set forth above, and except as a result of the exercise of Options outstanding as of August 31, 1998, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) except pursuant to the Exchange and Purchase Agreement, the Stock Purchase Plan and the Rights Plan, no options, subscriptions, warrants, stock appreciation rights, convertible securities, calls or other rights to acquire from the Company, and no obligation of the Company to issue, deliver or sell any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, and (iv) except pursuant to the Exchange and Purchase Agreement, no equity equivalents, interests in the ownership or earnings of the Company or other similar rights (collectively, "Company Securities"). There are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. Except as set forth in Section 4.2 of the Disclosure Letter, each of the outstanding shares of capital stock of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is directly or indirectly owned by the Company, free and clear of all security interests, liens, claims, pledges, charges, voting agreements or other encumbrances of any nature whatsoever (collectively, "Liens"). There are no existing options, calls or commitments of any character relating to the issued or unissued capital stock or other securities of any subsidiary of the Company.

     Section 4.3 AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Board and the Special Committee and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, any actions required of Acquisition and its board of directors if and to the extent required by applicable law and the filing of the appropriate merger documents as required by California Law and Delaware Law). This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws, now or hereafter in effect, relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

     Section 4.4 NO-CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) Except as set forth in Section 4.4 of the Disclosure Letter the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions (including the Merger) do not and will not (i) contravene or conflict with the Articles of Incorporation or First Amended and Restated Bylaws of the Company or the equivalent organizational documents of any of its subsidiaries; (ii) assuming that all consents, authorizations and approvals contemplated by subsection (b) below have been obtained and all filings described therein have been made, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company, any of its subsidiaries or any of their respective properties; (iii) conflict with, or result in the breach or termination of any provision of or constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation, or loss or impairment of any benefit to which the Company or any of its subsidiaries is entitled under any provision of any agreement, contract, license or other instrument binding upon the Company, any of its subsidiaries or any of their respective properties, or allow the acceleration of the performance of, any obligation of the Company or any of its subsidiaries under any indenture, mortgage, deed of trust, lease, license, contract, instrument or other agreement to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective assets or properties is subject or bound; or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its subsidiaries, except in the case of clauses (ii), (iii) and (iv) for any such contraventions, conflicts, violations, breaches, terminations, defaults, cancellations, losses, impairments, accelerations and Liens which would not individually or in the aggregate have a Material Adverse Effect.

          (b) The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions (including the Merger) by the Company require no action by or in respect of, or filing with, any governmental body, agency, official or authority (either domestic, foreign or supranational) other than (i) the filing of the California Filing in accordance with California Law; (ii) the filing of the Delaware Filing in accordance with Delaware Law;
(iii) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and state securities, takeover and Blue Sky laws; and (iv) such actions or filings which, if not taken or made, would not, individually or in the aggregate, have a Material Adverse Effect.

          (c) All actions required to be taken by the Company, the Board or the Special Committee under the Exchange and Purchase Agreement dated as of January 15, 1996 among the Company, Agrigenetics, Inc., Parent and United Agriseeds, Inc., as amended by the amendment thereto dated as of July 22, 1998 (as so amended, the "Exchange and Purchase Agreement") to permit the execution, delivery and performance of this Agreement and the consummation of the Transactions have been taken.

     Section 4.5 SEC REPORTS. The Company has filed all required forms, reports and documents with the Commission since August 31, 1996 (collectively, the "SEC Reports"), each of which has complied in all material respects with applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act. As of their respective dates, none of the SEC Reports, including, without limitation, any financial statements or schedules included therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the SEC Reports fairly present, in all material respects, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto or, in the case of interim financial statements, as permitted by Form 10-Q under the Exchange Act), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal recurring audit and year-end adjustments in the case of any unaudited interim financial statements).

     Section 4.6 ABSENCE OF CERTAIN CHANGES. Since May 31, 1998, except as set forth in Section 4.6 of the Disclosure Letter or as specifically disclosed to the Board on or prior to the date of this Agreement or in the SEC Reports filed prior to the date of this Agreement and except for matters arising in connection with or as a result of this Agreement, the transactions contemplated hereby or the work of the Special Committee, there has not been any condition, change or event that has resulted in or would reasonably be expected to result in a Material Adverse Effect.

     Section 4.7 SCHEDULE 14D-9; OFFER DOCUMENTS; PROXY STATEMENT. Neither the Schedule 14D-9, nor any of the information provided by the Company and/or by its auditors, legal counsel, financial advisors or other consultants or advisors specifically for use in the Offer Documents shall, on the respective dates the
Schedule 14D-9, the Offer Documents or any supplements or amendments thereto are filed with the Commission or on the date first published, sent or given to the Company's stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any proxy or information statement or similar materials distributed to the Company's stockholders in connection with the Merger, including any amendments or supplements thereto (the "Proxy Statement"), shall not, at the time filed with the Commission, at the time mailed to the Company's stockholders, or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information provided by Parent, Acquisition and/or by their auditors, legal counsel, financial advisors or other consultants or advisors specifically for use in the Schedule 14D-9 or the Proxy Statement. The Schedule 14D-9 and the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     Section 4.8 FINDER'S FEE. No broker, finder, investment banker or other intermediary (other than Wasserstein Perella and Merrill Lynch & Co.) is entitled to any brokerage, finder's financial advisory or other fee or commission in connection with the Transactions based upon arrangements made by and on behalf of the Company or the Special Committee. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Wasserstein Perella and between the Company and Merrill Lynch & Co. pursuant to which Wasserstein Perella and Merrill Lynch & Co. would be entitled to any payment relating to the Transactions.

     Section 4.9    STOCKHOLDER ACTION.  Assuming the condition set forth in
Section 7.1(a) below is satisfied, no vote or other approval of the holders of any class of any Company Securities is required to approve the Merger or to approve or adopt this Agreement except any actions required to be taken by Acquisition pursuant to Section 1110 of California Law.

     Section 4.10 FAIRNESS OPINION. Wasserstein Perella has delivered to the Special Committee, and has authorized it to deliver to the Company's stockholders pursuant to Section 1203 of California Law, Wasserstein Perella's written opinion to the effect that, as of the date of such opinion, subject to the various assumptions and limitations set forth therein as of the date of such opinion, the cash consideration to be received by the holders of Shares (other than TDCC or its affiliates) pursuant to the Offer and the Merger is fair to such holders from a financial point of view. The Company has been authorized by Wasserstein Perella to permit the inclusion of such fairness opinion and any other reports, opinions or appraisals (within the meaning of Item 9 of Schedule 13E-3 under the Exchange Act) of Wasserstein Perella related to the Transactions in the Offer Documents, the Schedule 14D-9 and the Proxy Statement, as required by California Law or the rules and regulations of the SEC.

     Section 4.11 INAPPLICABILITY OF RIGHTS AGREEMENT. Based on the terms of the Exchange and Purchase Agreement and the certified resolutions of the Board included in Section 4.11 of the Disclosure Letter (which resolutions have not been rescinded), the Company and the Board have heretofore taken all necessary action so that from and after January 15, 1996 (a) Parent and its affiliates (including, without limitation, Acquisition) have never been and will never be included in the definition of "Acquiring Person" under the

Company's Amended and Restated Rights Agreement dated as of October 19, 1995, as amended, between the Company and the First National Bank of Boston (the "Rights Agreement") and (b) the acquisition of Shares (whether pursuant to the Exchange and Purchase Agreement, this Agreement or otherwise) by Parent and its affiliates (including, without limitation, Acquisition) has never caused and will never cause under any circumstances whatsoever any adverse consequence to Parent, any of its affiliates (including, without limitation, Acquisition), or the Company pursuant to the Rights Agreement, including, without limitation, the occurrence of a Distribution Date (as defined in the Rights Agreement) or any adjustment to the Purchase Price (as defined in the Rights Agreement).

     Section 4.12 INFORMATION KNOWN BY PARENT. No representation or warranty is made by the Company as to any matter or condition which (a) J. Pedro Reinhard, Nickolas D. Hein, Louis W. Pribila, William C. Schmidt or G. William Tolbert (each a "Parent Designee") had actual knowledge of on or prior to the date of this Agreement (i) through a written disclosure which the Parent Designee received, (ii) through a written or oral disclosure made by Carlton J. Eibl, or (iii) through any means if any such Parent Designee freely acknowledges a clear recollection of such actual knowledge, (b) existed on or prior to the date of this Agreement and relates to pending patent litigation involving the Company or (c) was discussed at any meeting of the Board on or prior to the date of this Agreement or any committee of the Board on or prior to the date of this Agreement at which any Parent Designee was present.


                                      ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION

     Each of Parent and Acquisition represents and warrants to the Company as follows:

     Section 5.1 ORGANIZATION. Parent is a limited liability company and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and each has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be likely to prevent or materially delay the consummation of the Offer or the Merger.

     Section 5.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Acquisition has all necessary power and authority to execute and deliver and perform its obligations under this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement and the consummation of the Transactions have been duly and validly authorized by the members of Parent, by the members committee of Parent, by the shareholders of Acquisition and by the board of directors of Acquisition, and no other proceedings on the part of Parent or Acquisition are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by each of Parent and Acquisition and constitutes a legal, valid and binding agreement of each of Parent and Acquisition, enforceable against each of Parent and Acquisition in accordance with its terms.

     Section 5.3 NO-CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution, delivery and performance by Parent and Acquisition of this Agreement and the consummation of the Transactions (including the Merger) do not and will not (i) contravene or conflict with the limited liability company agreement of Parent or the Certificate of Incorporation or Bylaws of Acquisition; (ii) assuming that all consents, authorizations and approvals contemplated by subsection (b) below have been obtained and all filings described therein have been made, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Parent or Acquisition or any of their respective properties; (iii) conflict with, or result in the breach or termination of any provision of or constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation, or loss of any benefit to which Parent or Acquisition is entitled under any provision of any agreement, contract, license or other instrument binding upon Parent, Acquisition or any of their respective properties, or allow the acceleration of the performance of, any obligation of Parent or Acquisition under any indenture, mortgage, deed of trust, lease, license, contract, instrument or other agreement to which Parent or Acquisition is a party or by which Parent or Acquisition or any of their respective assets or properties is subject or bound; or (iv) result in the creation or imposition of any Lien on any asset of Parent or Acquisition, except in the case of clauses (ii), (iii) and (iv) for any such contraventions, conflicts, violations, breaches, terminations, defaults, cancellations, losses, accelerations and Liens which, individually or in the aggregate, would not reasonably be likely to prevent or materially delay the consummation of the Offer or the Merger.

          (b) The execution, delivery and performance by Parent and Acquisition of this Agreement and the consummation of the Transactions (including the Merger) by Parent and Acquisition require no action by or in respect of, or filing with, any governmental body, agency, official or authority (whether domestic, foreign or supranational) other than (i) the filing of the California Filing in accordance with California Law; (ii) the filing of the Delaware Filing in accordance with Delaware Law; (iii) compliance with any applicable requirements of the Exchange Act and state securities, takeover and Blue Sky laws; and (iv) such actions or filings which, if not taken or made, would not, individually or in the aggregate, reasonably be likely to prevent the consummation of the Offer or the Merger.

     Section 5.4 OFFER DOCUMENTS; SCHEDULE 14D-9; PROXY STATEMENT. Neither the Offer Documents, nor any of the information provided by Parent or Acquisition and/or by their auditors, legal counsel, financial advisors or other consultants or advisors specifically for use in the Schedule 14D-9 shall, on the respective dates the Offer Documents, the Schedule 14D-9 or any supplements or amendments thereto are filed with the Commission or on the date first published, sent or given to the Company's stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Parent nor Acquisition makes any representation or warranty with respect to any information provided by the Company and/or by its auditors, legal counsel, financial advisors or other consultants or advisors specifically for use in the Offer Documents. None of the information provided by Parent or Acquisition and/or by their auditors, attorneys, financial advisors or other consultants or advisors specifically for use in the Proxy Statement shall, at the time filed with the Commission, at the time mailed to the Company's stockholders, or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     Section 5.5 ACQUISITION. Since the date of its incorporation, Acquisition has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the Transactions. The outstanding common stock of Acquisition is owned 69% by Parent and 31% by Centen Ag Inc., a wholly-owned subsidiary of TDCC.

     Section 5.6 FINANCING. Acquisition has available to it all funds necessary to satisfy its obligations under this Agreement, including, without limitation, the obligation to pay the Per Share Amount pursuant to the Offer and the Merger Consideration pursuant to the Merger and to pay all related fees and expenses in connection with the Offer and the Merger.

     Section 5.7 BROKERS. Except for Salomon Smith Barney, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from the Company or any of its subsidiaries upon consummation of the transactions contemplated by this Agreement.

     Section 5.8 INSURANCE. As of the date of this Agreement, the members of the Special Committee are secondarily insured under "director and officer" insurance coverage generally provided to individuals who serve on boards of directors of TDCC or its subsidiaries.


                                      ARTICLE VI

                                      COVENANTS

     Section 6.1    CONDUCT OF BUSINESS OF THE COMPANY.  Except as set forth in
Section 6.1 of the Disclosure Letter and except for matters arising in connection with or as a result of this Agreement, the Transactions or the work of the Special Committee, during the period from the date of this Agreement to the earlier of the Effective Time or the date on which this Agreement is terminated in accordance with its terms, the Company and its subsidiaries will each conduct its operations in the ordinary course of business consistent with past practice, and, subject to the foregoing, the Company and its subsidiaries will each use its reasonable best efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain existing relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having significant business relationships with it. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time neither the Company nor any of its subsidiaries will, without the prior written consent of Acquisition:

          (a) authorize for issuance, issue, sell, deliver or agree to commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Shares, any stock of any other class or any other securities or equity equivalents (including, without limitation, stock appreciation rights), except as required by agreements in effect prior to the date of this Agreement, or amend any of the terms of any such securities or agreements outstanding as of the date of this Agreement; or

          (b) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of its capital stock, or redeem, repurchase or otherwise acquire any of its securities or any securities of its subsidiaries; or

          (c) take, or agree in writing or otherwise to take, any of the actions described above in Section 6.1 or any action which would cause the condition set forth in paragraph (d) of Annex A not to be satisfied.

     Section 6.2 REASONABLE BEST EFFORTS. Subject to the terms and conditions of this Agreement (including, without limitation, Section 1.2(a)), each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions in accordance with the terms and conditions of this Agreement. Without limiting the generality of the foregoing, Parent, Acquisition and the Company shall cooperate with one another (i) in the preparation and filing of the Offer Documents, the Schedule 14D-9, the Proxy Statement and any required filings under the laws referred to in Sections 4.4(b) and 5.3(b); (ii) in determining whether action by or in respect of, or filing with, any governmental body, agency, official or authority (either domestic or foreign) is required, proper or advisable or any actions, consents, waivers or approvals are required to be obtained from parties to any contracts, in connection with the Transactions; and (iii) in seeking to obtain in a timely manner any such actions, consents and waivers and to make any such filings.

     Section 6.3 PUBLIC ANNOUNCEMENTS. Parent and Acquisition, on the one hand, and the Company, on the other hand, will consult with each other before issuing any press release or otherwise making any public statements with respect to the Transactions, except as may be required by applicable law or by applicable rules of any securities exchange or inter-dealer quotation system. The initial joint announcement of the Transactions shall be in the form attached as Annex B.

     Section 6.4 INDEMNIFICATION. (a) Parent shall cause the Surviving Corporation to keep in effect in its Articles of Incorporation and Bylaws the provisions with respect to exculpation of director and officer liability and indemnification and advancement of expenses set forth in the Articles of Incorporation and First Amended and Restated Bylaws of the Company on the date of this Agreement to the fullest extent permitted under applicable law, which provisions shall not be amended, repealed or otherwise modified for at least six years after the Effective Time except as required by applicable law or except to make changes permitted by applicable law that would enlarge the exculpation or rights of indemnification or advancement of expenses thereunder. Parent shall also cause the Surviving Corporation to honor in accordance with their terms the existing Indemnification Agreements between the Company and its directors and executive officers.

          (b) From and after the Effective Time, Parent hereby agrees to guarantee the obligations of the Surviving Corporation under the Surviving Corporation's Articles of Incorporation and Bylaws with respect to indemnification and to cause the Surviving Corporation to perform all such obligations.

          (c) The Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, to the fullest extent permitted under applicable law, Joseph P. Sullivan and Clayton K. Yeutter (collectively, the "Indemnified Parties") against all costs and expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in such Indemnified Party's capacity as a director (including, without limitation, as a member of the Special Committee) or fiduciary of the Company (including, without limitation, in connection with the Transactions) occurring on or before the Effective Time (or, if this Agreement is terminated without the Merger becoming effective, occurring on or before the termination of this Agreement), until the expiration of the statute of limitations relating thereto (and shall pay any expenses in advance of the final disposition of such action or proceeding to each Indemnified Party to the fullest extent permitted under applicable law, upon receipt, in the case of the Company or the Surviving Corporation, as the case may be, from the Indemnified Party to whom expenses are advanced of any undertaking to repay such advances required under applicable law). If the Merger becomes effective, Parent shall be jointly and severally responsible, to the fullest extent permitted under applicable law (it being understood that applicable law may permit Parent to indemnify or advance expenses to the Indemnified Parties under circumstances in which the Company could not do so), for the indemnification and advancement of expenses obligations provided for in the first sentence of this Section 6.4(c). If the Merger does not become effective, Parent shall have the same responsibilities set forth in the immediately preceding sentence except that Parent shall have no responsibility for indemnifying or advancing expenses to the Indemnified Parties with respect to matters that do not arise out of or pertain to the work of the Special Committee, this Agreement or the Transactions. In the event of any claim, action, suit, proceeding or investigation covered by this Section 6.4(c), (i) the Company, Parent or the Surviving Corporation, as the case may be, shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly after statements therefor are received and (ii) the Company, Parent and the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that neither the Company nor Parent nor the Surviving Corporation shall be liable for any settlement effected without its written consent; and provided, further, that neither the Company, Parent nor the Surviving Corporation, as the case may be, shall be obligated pursuant to this
Section 6.4(c) to pay the fees and expenses of more than one counsel (plus appropriate local counsel) for all Indemnified Parties in any single action except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action, in which case additional counsel (including local counsel) as may be required to avoid any such conflict or likely conflict may be retained by the Indemnified Parties at the expense of the Company, Parent or the Surviving Corporation (as the case may be); and provided further that, in the event any claim for indemnification is asserted or made within the period prior to the expiration of the applicable statute of limitations, all rights to indemnification in respect of such claim shall continue until the disposition of such claim. In connection with Parent or the Surviving Corporation making any payment or advancing any funds pursuant to this
Section 6.4(c), Parent or the Surviving Corporation, as the case may be, shall be entitled to require the Indemnified Party in question to use their reasonable best efforts, at the cost and expense of Parent and the Surviving Corporation, to cause Parent or the Surviving Corporation, as the case may be, to be subrogated to the rights of such Indemnified Party under any insurance coverage maintained by the Surviving Corporation, Parent or any of their respective affiliates with respect to the underlying subject matter of, and to the extent of, such payment or advance.

          (d) Parent shall cause the Surviving Corporation to maintain in effect for six years from the Effective Time, if available, the coverage provided by the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not less favorable) with respect to matters occurring prior to the Effective Time; PROVIDED, HOWEVER, that nothing contained in this Agreement shall require the Surviving Corporation to incur any annual premium in excess of 200% of the last annual aggregate premium paid prior to the date of this Agreement for all current directors' and officers' liability insurance policies maintained by the Company, which the Company represents and warrants to be $63,000 (the "Current Premium"). If such premiums for such insurance would at any time exceed 200% of the Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the

Surviving Corporation's good faith determination, provide the maximum coverage available at an annual premium equal to 200% of the Current Premium. In addition, Parent shall cause the Indemnified Parties to receive, for six years following the date of this Agreement, the same directors and officers insurance coverage that other present or former independent directors of TDCC or its subsidiaries receive.

          (e) In the event Parent, the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent, the Company or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.4.

          (f) Heirs, representatives and estates of the Indemnified Parties shall have the right to enforce the obligations arising under this Section 6.4.

     Section 6.5 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent or Acquisition, and Parent or Acquisition shall give prompt notice to the Company, as the case may be, of (i) the occurrence, or non-occurrence, of any event the respective occurrence, or non-occurrence, of which would be likely to cause any condition contained in this Agreement to be unsatisfied and (ii) any failure of the Company, Parent or Acquisition, as the case may be, to comply with or satisfy any covenant or agreement to be complied with under this Agreement; PROVIDED, that the delivery of any notice pursuant to this Section 6.5 shall not limit or otherwise affect any remedies available under this Agreement to the party receiving such notice.

     Section 6.6 EXCHANGE AND PURCHASE AGREEMENT; NO RESTRICTIONS ON PURCHASE. The parties agree that the Exchange and Purchase Agreement is hereby amended to the extent necessary to permit the execution, delivery and performance of this Agreement and the consummation of the Transactions. From and after the date that Acquisition first makes payment with respect to validly tendered and not withdrawn Shares pursuant to the Offer, the Exchange and Purchase Agreement shall be deemed to have been canceled and terminated and no longer binding on the parties thereto and shall be of no further force or effect; PROVIDED, HOWEVER, that the provisions of Section 6.10 of the Exchange and Purchase Agreement shall remain in full force and effect without any amendment thereto. Without limiting the generality of the foregoing, from and after the date that Acquisition first makes payment with respect to validly tendered and not withdrawn Shares pursuant to the Offer, Parent, Acquisition and their affiliates shall no longer be bound by the restrictions set forth in Sections 6.12 and 6.13 of the Exchange and Purchase Agreement and, subject to Acquisition's obligations under this Agreement to effect the Merger, Parent, Acquisition and their affiliates shall be permitted to acquire additional Shares and/or increase its percentage ownership of the Company (whether through any tender offer, open market purchase, negotiated transaction, merger, consolidation, reverse stock split or otherwise) without restriction under the Exchange and Purchase Agreement.

     Section 6.7 COMPLIANCE BY ACQUISITION. Parent shall cause Acquisition to timely perform and comply with all of its obligations under or related to this Agreement, including, without limitation, all obligations in or with respect to the Offer.

     Section 6.8 FINANCING. TDCC shall ensure that Acquisition has sufficient funds to acquire all the outstanding Shares in the Offer and the Merger. TDCC has all necessary power and authority to execute and deliver and perform its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by TDCC and constitutes a legal, valid and binding agreement of TDCC, enforceable against TDCC in accordance with its terms.

     Section 6.9 ACCESS TO AND RETENTION OF INFORMATION. From the date of this Agreement to the Effective Time, subject to any applicable legal restrictions, fiduciary duties or applicable privileges, the Company shall (and shall cause its subsidiaries to) afford to authorized representatives (including, without limitation, attorneys, auditors and financial advisors) of Parent and Acquisition reasonable access during normal business hours to the Company's personnel, offices and other facilities and to all books and records of the Company and shall cause its officers and employees to furnish Parent and Acquisition and their authorized representatives such financial and operating data and other information with respect to the Company's business and properties as Parent and Acquisition and their authorized representatives may from time to time reasonably request. In addition, from and after the date of this Agreement, the Company shall (and shall use its reasonable best efforts to cause its officers and employees to) retain copies of all information furnished by the Company to the Special Committee from the inception of the Special Committee.


                                     ARTICLE VII

                       CONDITIONS TO CONSUMMATION OF THE MERGER

     Section 7.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger are subject to the satisfaction or, if appropriate, waiver by each party in its sole discretion at or prior to the Effective Time of the following conditions:

          (a) Acquisition shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer and Acquisition shall be the record and beneficial owner of a sufficient number of Shares to permit the Merger to be effected pursuant to Section 1110 of California Law; and

          (b) there shall not be in effect any order, decree or ruling or other action restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or action shall have been issued or taken by any court of competent jurisdiction or other governmental body located or having jurisdiction within the United States or any country or economic region in which the Company or any of its subsidiaries or Parent or any of its affiliates, directly or indirectly, has material assets or operations.


                                     ARTICLE VIII

                       TERMINATION; EXPENSES; AMENDMENT; WAIVER

     Section 8.1 TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

          (a) by mutual written consent of Parent and Acquisition, on the one hand, and of the Company acting upon the direction of the Special Committee, on the other hand;

          (b) by the Company acting upon the direction of the Special Committee or by Parent if any court of competent jurisdiction or other governmental body located or having jurisdiction within the United States or any country or economic region in which the Company or any of its subsidiaries or Parent or any of its subsidiaries, directly or indirectly, has material assets or operations, shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that each of the parties hereto shall have used reasonable best efforts to prevent the entry of any such order, decree, ruling or other action and to appeal as promptly as possible any such order, decree, ruling of other action that may be entered.

          (c) by the Company acting upon the direction of the Special Committee or by Parent if, due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Annex A hereto, Acquisition shall have (i) failed to commence the Offer within 60 days following the date of this Agreement or (ii) terminated the Offer without having accepted any Shares for payment thereunder; PROVIDED, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause or resulted in the circumstances described in this Section 8.1(c);

          (d) by the Company, acting upon the direction of the Special Committee if, prior to the purchase of Shares pursuant to the Offer, Parent or Acquisition shall have failed to comply in all material respects with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within 20 business days following receipt by Parent or Acquisition of written notice of such failure to comply;

          (e) by the Company acting upon the direction of the Special Committee if, prior to the purchase of Shares pursuant to the Offer, there has been (i) a breach in any material respect by Parent or Acquisition of any representation or warranty that is not qualified as to materiality which has the effect of making such representation or warranty not true and correct in all material respects or
(ii) a breach by Parent or Acquisition of any representation that is qualified as to materiality, in each case which breach has not been cured within 20 business days following receipt by Parent or Acquisition of written notice of the breach; or

          (f) by either the Company acting upon the direction of the Special Committee or by Parent if the Merger shall not have occurred on or prior to April 30, 1999; provided that the right to terminate this Agreement under this
Section 8.1(f) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the case of, or resulted in, the failure of the Merger to have occurred on or before such date.

     Section 8.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and have no effect, other than the provisions of this
Section 8.2, Section 8.3 and Section 9.1. No termination of this Agreement and nothing contained in this Section 8.2 or in Section 9.1 shall relieve any party from liability for any willful breach of any representation or warranty contained in this Agreement or any breach of any covenant contained in this Agreement occurring prior to such termination.

     Section 8.3 FEES AND EXPENSES. Subject to Section 8.2 above, each party shall bear its own expenses and costs in connection with this Agreement and the Transactions.

     Section 8.4 AMENDMENT. This Agreement may be not be amended except by an instrument in writing signed by Parent, Acquisition and the Company. Any amendment to this Agreement, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Acquisition or any waiver of any of the Company's rights under this Agreement will require the unanimous concurrence of the Special Committee.

     Section 8.5 EXTENSION; WAIVER. Subject to the provisions of Section 8.4, at any time prior to the Effective Time, the Company, on the one hand, and Parent and Acquisition, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document, certificate or writing delivered pursuant to this Agreement, or (iii) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to assert any of its rights under this Agreement shall not constitute a waiver of such rights.


                                      ARTICLE IX

                                    MISCELLANEOUS

     Section 9.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made in this Agreement shall not survive beyond the Effective Time or any termination of this Agreement pursuant to Section 8.1. The covenants and agreements in this Agreement shall survive the Effective Time or the termination of this Agreement pursuant to Section 8.1 in accordance with their terms or as contemplated by such terms.

     Section 9.2 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement and the Exchange and Purchase Agreement (as amended by this Agreement) (i) constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (ii) shall not be assigned by operation of law or otherwise; PROVIDED that Acquisition may assign its rights and obligations in whole or in part to Parent or any affiliate of Parent, but no such assignment shall relieve Acquisition of its obligations under this Agreement if such assignee does not perform such obligations.

     Section 9.3 NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, by recognized overnight courier or by registered or certified mail (postage prepaid, return receipt requested), to the other party as follows:

     if to Parent, Acquisition or, following the Effective Time, the Surviving
Corporation:

          AgroSciences Acquisition Inc.
          2030 Dow Center
          Midland, Michigan 48674
          Fax: 517-636-0861
          Attention: Secretary
     and

          Dow AgroSciences LLC
          9330 Zionsville Road
          Indianapolis, Indiana 46268
          Fax: 317-337-6954
          Attention: General Counsel

     with a copy (which shall not constitute notice to any party) to:

          Mayer, Brown & Platt
          190 South LaSalle Street
          Chicago, Illinois  60603-3441
          Fax:  312-701-7711
          Attention:  Scott J. Davis

     if to the Company:

          Mycogen Corporation
          c/o Joseph Sullivan
          175 East Delaware, Apt. 6805
          Chicago, Illinois 60611
          Fax: 312-642-3143

     with a copy (which shall not constitute notice to any party) to:

          Altheimer & Gray
          10 South Wacker Drive
          Suite 4000
          Chicago, Illinois 60606
          Fax: 312-715-4800
          Attention: Norman M. Gold
                    Peter H. Lieberman

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

     Section 9.4 GOVERNING LAW; JURISDICTION AND VENUE; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed in that State (it being understood that matters of internal corporate law relevant to the Company are governed by California Law). Each party irrevocably and unconditionally consents and submits to the jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and the Transactions, and further agrees that service of any process, summons, notice or document by U.S. registered or certified mail to the party at the address specified in Section 9.2, shall be effective service of process for any action, suit or proceeding brought against such party in any such court. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Transactions in the courts of the State of Delaware located in Wilmington, Delaware or the United States of America located in Wilmington, Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party hereby expressly waives any right to a trial by jury in any action or proceeding to enforce or defend any rights under this Agreement, or under any amendment, instrument, document or agreement delivered or which may in the future be delivered pursuant hereto, and agrees that any such action or proceeding shall be tried before a court and not before a jury.

     Section 9.5 PARTIES IN INTEREST. Except for Section 6.4, which shall inure to the benefit of the persons identified therein, this Agreement shall be binding upon and inure solely to the benefit of each party and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Without limiting the rights of any other party to this Agreement, the Special Committee shall have the right to exercise the Company's rights and enforce the terms of this Agreement on behalf of the Company.

     Section 9.6 SPECIFIC PERFORMANCE. The parties agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with its terms and that the parties shall be entitled to specific performance of the terms of this Agreement, in addition to any other remedy at law or in equity.

     Section 9.7 SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity and enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid and unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     Section 9.8 DESCRIPTIVE HEADINGS. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     Section 9.9 CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

     "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

     "associate" of a person means a corporation or organization of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities or any person who is a director or officer of such person or any of its parents or subsidiaries;

     "business day" has the meaning set forth in Rule 14d-1(e) under the Exchange Act.

     "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

     "Fully Diluted Shares" as of a particular date means the issued and outstanding Shares (including Shares of Restricted Stock) as of such date, plus the Shares that would be issued if all Options (whether or not vested) outstanding as of that date were exercisable and exercised and all Shares that would be issued if all eligible persons executed and delivered valid Stock Purchase Elections to the Company. For purposes of determining whether either the First Minimum Condition or the Second Minimum Condition is satisfied, Shares issuable upon the exercise of an Option shall be deemed issued and outstanding, and such Option shall be deemed no longer outstanding, if a valid Option Election with respect to such Option has been executed (and not revoked) and delivered to the Company.

     "Material Adverse Effect" means a material adverse effect on the business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole.

     "Options" means stock options under the 1992 Plan.

     "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (within the meaning of Section 13(d)(3) of the Exchange Act); and

     "subsidiary" or "subsidiaries" of any person means any corporation, limited liability company, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity.

     Section 9.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its duly authorized representative.



                                             MYCOGEN CORPORATION


                                             By:
                                                ----------------------
                                             Name:
                                             Title:



                                             DOW AGROSCIENCES LLC


                                             By:
                                                ----------------------
                                             Name:
                                             Title:


                                             AGROSCIENCES ACQUISITION INC.


                                             By:
                                                ----------------------
                                             Name:
                                             Title:


                                             Solely for the limited purpose set
                                             forth in Section 6.8 above,

                                             THE DOW CHEMICAL COMPANY

                                             By:
                                                ----------------------
                                             Name:
                                             Title:

                                                                         ANNEX A


                                   OFFER CONDITIONS

     The capitalized terms used in this Annex A have the meanings set forth in the attached Agreement, except that the term "Merger Agreement" refers to the attached Agreement.

     Notwithstanding any other provision of the Offer, Acquisition shall not be required to accept for payment any Shares tendered pursuant to the Offer, and may postpone the acceptance for payment of any Shares tendered pursuant to the Offer, if (i) the Second Minimum Condition shall not have been satisfied, or
(ii) at any time on or after September 4, 1998 and prior to the acceptance for payment of Shares, any of the following conditions occurs and remains in effect:

          (a) there shall have been any action or proceeding brought by any governmental authority before any court, or any order or preliminary or permanent injunction entered in any action or proceeding before any court or governmental, administrative or regulatory authority or agency, located or having jurisdiction within the United States or any other country or economic region in which the Company or any of its subsidiaries or Parent or any of its subsidiaries, directly or indirectly, has material assets or operations, or any statute, rule, regulation, legislation, judgment or order, enacted, entered, enforced, promulgated, amended, issued or deemed applicable to the Offer or the Merger by any court, governmental, administrative or regulatory authority or agency located or having jurisdiction within the United States or any other country or economic region in which the Company or any of its subsidiaries or Parent or any of its subsidiaries, directly or indirectly, has material assets or operations, which has the effect of: (i) making illegal, or otherwise directly or indirectly restraining or prohibiting or imposing material penalties or fines or requiring the payment of material damages in connection with the making of the Offer, the acceptance for payment of, payment for, or ownership, directly or indirectly, of some of or all the Shares by Parent or Acquisition, the consummation of the Offer or the Merger; (ii) prohibiting or materially limiting the direct or indirect ownership or operation by the Company or by Parent of all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole as currently constituted, or compelling Parent to dispose of or hold separate all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole as currently constituted, as a result of the transactions contemplated by the Merger Agreement; (iii) imposing or confirming material limitations on the ability of Parent effectively directly or indirectly to acquire or hold or to exercise full rights of ownership of Shares, including, without limitation, the right to vote any Shares on all matters properly presented to the stockholders of the Company or the right to vote any shares of capital stock of any subsidiary of the Company; or (iv) requiring divestiture by Parent or Acquisition, directly or indirectly, of any Shares; or

          (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any securities exchange or in the over-the-counter market in the United States (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index), or (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; or

          (c) the Company shall have breached or failed to perform in any material respect any of its material covenants or agreements under the Merger Agreement; or

          (d) any of the representations and warranties of the Company set forth in the Merger Agreement which is qualified as to Material Adverse Effect shall not be true and correct when made and as of the expiration of the Offer, or any of the other representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct when made and as of the expiration of the Offer, which failure would have a Material Adverse Effect or, in the case of the representations and warranties contained in Sections 4.1(c) (other than the last sentence thereof), 4.1(d), 4.2, 4.3, 4.7, 4.8, 4.9, 4.10 or
4.11 of the Merger Agreement, which failure would be material with respect to the transactions contemplated by the Merger Agreement (except in each case in the case of representations and warranties of the Company which address matters only as of a particular date, which need only be true and correct as aforesaid as of such date); or

          (e) the Merger Agreement shall have been terminated in accordance with its terms or the Offer shall have been terminated with the consent of the Company, acting at the direction of the Special Committee;

which, in the reasonable judgment of Acquisition in any such case, and regardless of the circumstances (including any action or omission by Acquisition other than any breach by Parent or Acquisition of the Merger Agreement or, in the case of (c) or (d) above, a failure of such condition which Parent or Acquisition has caused to occur) giving rise to any such condition makes it inadvisable to proceed with such acceptance for payment or payment for Shares.

          The foregoing conditions are for the sole benefit of Parent and Acquisition and may be asserted by Acquisition regardless of the circumstances (including any action or omission by Acquisition other than any breach by Parent or Acquisition of the Merger Agreement or, in the case of (c) or (d) above, a failure of such condition which Parent or Acquisition has caused to occur) giving rise to any such condition or may be waived by Acquisition in whole or in part at any time or from time to time in its sole discretion. The failure by Acquisition at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time or from time to time.

                                                                         ANNEX B

FOR MORE INFORMATION CONTACT:

[Each entity's contact]

August 31, 1998


DOW TO ACQUIRE ALL OUTSTANDING MYCOGEN SHARES

Dow AgroSciences LLC, a wholly owned subsidiary of The Dow Chemical Company, and Mycogen Corporation (NASDAQ: MYCO) today announced that they have signed a definitive agreement for Dow AgroSciences to acquire all of the outstanding shares of Mycogen that it does not already own. Dow AgroSciences currently owns approximately 68% of the outstanding shares of Mycogen. Under the terms of the agreement, a subsidiary of Dow AgroSciences will make a tender offer to acquire all of the remaining shares of Mycogen at $xx.00 per share. Following the tender offer, if Dow AgroSciences and the subsidiary own at least 90% of Mycogen's shares, the Dow AgroSciences subsidiary will be merged into Mycogen and each remaining Mycogen shareholder will receive $xx.00 per share in exchange for each Mycogen share held.

Mycogen Corporation, based in San Diego, Calif., is a diversified agribusiness and biotechnology company that develops and markets seeds and value-added traits for genetically enhanced crops and provides crop protection products and services.

Dow AgroSciences LLC, based in Indianapolis, Indiana, is a global leader in providing pest management and biotechnology products that improve the quality and quantity of the earth's food supply and contribute to the safety, health and quality of life of the world's growing population. The company employs more than 3,000 people in over 50 countries and has worldwide sales of more than $2 billion.

The Dow Chemical Company, with headquarters in Midland, Michigan, is the fifth largest chemical company in the world, with annual sales of more than $20 billion. Dow manufactures and supplies chemicals, plastics, and agricultural products for customers in 164 countries, and employs approximately 43,000 people worldwide.

                                        # # #

                                                                         ANNEX C

                                   OPTION ELECTION

     The undersigned holder of an option or options (the "Options") to purchase ______________ shares (the "Option Shares") of common stock of Mycogen Corporation (the "Company"), par value $0.001 per share ("Common Stock"), hereby agrees that, immediately prior to the purchase of shares of Common Stock by AgroSciences Acquisition Inc. ("Acquisition") in its pending tender offer for any and all outstanding shares of Common Stock (the "Offer"), and contingent upon such purchase, the undersigned shall be deemed to have fully exercised each such Option (whether or not the Option was previously exercisable) and to have tendered each of the Option Shares to Acquisition pursuant to the Offer. The undersigned agrees that the exercise price per Option Share (the "Exercise Price") shall be deemed to be paid with the proceeds of an interest free advance from the Company (the "Advance"). The Advance shall be deemed to be repaid in full on behalf of the undersigned by Acquisition from a portion of the consideration due the undersigned for such Shares in the Offer. After such repayment, the undersigned shall be entitled to receive from Acquisition with respect to each Option Share purchased by Acquisition pursuant to the Offer an amount equal to the difference between (a) the Exercise Price and (b) the price per share of Common Stock paid by Acquisition pursuant to the Offer.

     The undersigned acknowledges that he or she has been advised that (i) Options for which a valid Option Election has been executed and delivered to the Company that are not already vested will become vested immediately prior to the expiration of the Offer (but contingent upon the purchase by Acquisition of shares of Common Stock pursuant to the Offer), (ii) the Company and Parent will make it possible for Option Shares issuable upon exercise of the Options covered by Option Elections above to be tendered in the Offer, and (iii) upon the purchase of Option Shares pursuant to this Option Election, the undersigned shall have no further rights under such Option.




                                        -----------------------------------
                                        Print Name:
                                        Date:

                                                                         ANNEX D

                               STOCK PURCHASE ELECTION

     The undersigned holder of purchase rights ("Purchase Rights") under the Mycogen Corporation Employee Stock Purchase Plan (the "Plan") to purchase ____ shares ("Stock Purchase Shares") of common stock of Mycogen Corporation (the "Company"), par value $0.001 per share ("Common Stock") [such number of Stock Purchase Shares calculated assuming your payroll deductions had continued at the same level through November 30, 1998 and the Purchase Price under the Plan is $20.08] hereby agrees that, immediately prior to the purchase of shares of Common Stock by AgroSciences Acquisition Inc. ("Acquisition") in its pending tender offer for any and all outstanding shares of Common Stock (the "Offer"), and contingent upon such purchase, the Purchase Rights shall be deemed to have been fully exercised and the undersigned shall be deemed to have tendered each of the Stock Purchase Shares acquired upon such exercise to Acquisition pursuant to the Offer. The undersigned agrees that the amount of payroll deductions accumulated in the undersigned's account under the Plan shall be used to exercise the Purchase Rights and that the difference between the entire purchase price for the Stock Purchase Shares and the amount of the accumulated payroll deductions will be deemed to be paid with the proceeds of an interest free advance from the Company (the "Advance"). The Advance shall be deemed to be repaid in full on behalf of the undersigned by Acquisition from a portion of the consideration due the undersigned for such Shares in the Offer. After such repayment, the undersigned shall be entitled to receive from Acquisition the balance of such consideration with respect to each Stock Purchase Share purchased by Acquisition pursuant to the Offer an amount equal to the price per share of Common Stock paid by Acquisition pursuant to the Offer.

     The undersigned acknowledges that he or she has been advised that (i) the Company and Parent will make it possible for the Stock Purchase Shares issuable upon exercise of the Purchase rights to be tendered in the Offer, and (ii) upon exercise of the Purchase Rights pursuant to this Stock Purchase Election, the undersigned shall have no further rights under the Purchase Rights.



                                        ------------------------------------
                                        Print Name:


                                        ------------------------------------
                                        Date:

                                                                    ANNEX E



                              RESTRICTED STOCK ELECTION


     The undersigned holder of shares ("Restricted Shares") of common stock of Mycogen Corporation (the "Company"), par value $0.001 per share ("Common Stock"), which were granted pursuant to the Mycogen Corporation Restricted Stock Issuance Plan (the "Plan") and which shares are not vested hereby agrees that, immediately prior to the purchase of shares of Common Stock by AgroSciences Acquisition Inc. ("Acquisition") in its pending tender offer for any and all outstanding shares of Common Stock (the "Offer"), and contingent upon such purchase, the undersigned shall be deemed to have tendered each of the Restricted Shares (regardless of the fact that the Restricted Shares were not previously vested) to Acquisition pursuant to the Offer. Following expiration of the Offer, the undersigned shall be entitled to receive from Acquisition with respect to each Restricted Share an amount equal to the price per share of Common Stock paid by Acquisition pursuant to the Offer.

     The undersigned acknowledges that he or she has been advised that (i) Restricted Shares for which a valid Restricted Stock Election has been executed and delivered to the Company will become vested immediately prior to expiration of the Offer (but contingent upon the purchase by Acquisition of shares of Common Stock pursuant to the Offer), (ii) that the Company and Parent will make it possible for the Restricted Shares to be tendered in the Offer, and (iii) upon the purchase of Restricted Shares pursuant to the Offer, the undersigned shall have no further rights under the Restricted Shares.


                                        ----------------------------------------
                                        Print Name:


                                        ----------------------------------------
                                        Date: